FORM 15

                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                  Commission File Number 0-19525

                    Southwest Bancshares, Inc.
                 -------------------------------
      (Exact name of registrant as specified in its charter)

        4062 Southwest Highway, Hometown, Illinois  60456
                          (708) 636-2700
                     ------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock
                      ----------------------
     (Title of each class of securities covered by this Form)

                               n/a
                          -------------
  Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)    [ x ]     Rule 12h-3(b)(1)(ii)  [   ]
Rule 12g-4(a)(1)(ii)   [   ]     Rule 12h-3(b)(2)(i)   [   ]
Rule 12g-4(a)(2)(i)    [   ]     Rule 12h-3(b)(2)(ii)  [   ]
Rule 12g-4(a)(2)(ii    [   ]     Rule 15d-6            [   ]
Rule 12h-3(b)(1)(i)


     Approximate number of holders of record as of the
certification or notice date:  1

     Pursuant to the requirements of the Securities Exchange Act of 1934 Southwest Bancshares, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 30, 1998        By: /s/ Richard E. Webber
                                ---------------------------------
                                Richard E. Webber, President and
                                 Chief  Executive Officer
                                (name and title)


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